UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2011

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box BW Hagatna, Guam		96910
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

BankGuam Holding Company files this Amendment No. 1 to its Current Report on Form 8-K, which was filed with the Securities Exchange Commission (the “SEC”) on November 18, 2011, to provide as an exhibit the letter from Deloitte Guam (as defined below) addressed to the SEC.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) Previous independent public accounting firm

On November 14, 2011, BankGuam Holding Company (the “Company”) and its wholly-owned subsidiary, the Bank of Guam (the “Bank”), terminated its engagement with Deloitte Guam, a member firm of Deloitte Touche Tohmatsu Limited (“Deloitte Guam”), as the independent auditor of the Company and the Bank. The Company’s and the Bank’s decision to dismiss Deloitte Guam is based on learning recently from Deloitte Guam that it is not registered with the Public Company Accounting Oversight Board (the “PCAOB”). Deloitte Guam had been the independent auditor of the Bank since the fiscal year ended December 31, 2003. The decision to dismiss Deloitte Guam was approved by the audit committees of the Company and the Bank.

During fiscal years ended December 31, 2009 and 2010, and the subsequent interim periods through the date of Deloitte Guam’s dismissal, (i) there were no disagreements with Deloitte Guam on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte Guam would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. The reports of Deloitte Guam on the Bank’s consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided Deloitte Guam with a copy of this disclosure and requested from Deloitte Guam a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether it agrees with such statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. The letter from Deloitte Guam will be filed by an amendment to this Form 8-K when it becomes available.

On November 7, 2011, the Bank received notification from the Federal Deposit Insurance Corporation (“FDIC”) that, as a result of Deloitte Guam’s failure to be registered with the PCAOB, the Bank must provide the FDIC with a written plan on how it will remedy the issue and identify the years for which Deloitte Guam audited the Bank’s financial statements but was not registered with the PCAOB. The financial statements at issue are only those included in periodic reports filed by the Bank with the FDIC. The Bank is evaluating the matter to develop an appropriate plan to furnish to the FDIC, including re-audit of certain of its financial statements by a PCAOB-registered firm if required by the FDIC. In connection with the preparation of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2011, the Company engaged and is working with Deloitte Singapore, a member firm of Deloitte Touche Tohmatsu Limited, which is a PCAOB-registered firm.

(b) New independent registered public accounting firm

On November 17, 2011 the Company retained Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) as its independent accountant. Squar Milner is licensed to practice public accounting in Guam. The audit committee of the Company approved the engagement of Squar Milner, a PCAOB-registered firm, for the audit of the Company’s December 31, 2011 financial statements. The audit committee also approved, subject to approval of the Board of Directors of the Company at its November 28, 2011 meeting, engaging Squar Milner to re-audit the Bank’s financial statements previously audited by Deloitte Guam for the fiscal years ended December 31, 2009 and 2010.

During the two years ended December 31, 2010 and the subsequent interim period ended November 17, 2011, neither the Bank nor the Company consulted Squar Milner regarding the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on their consolidated financial statements. In October 2011, Squar Milner provided four days of training for Bank management on certain aspects of regulatory financial reporting.

The Company requested that Squar Milner review this document before it was filed with the SEC and furnish a letter containing any new information, clarification of the above information, and/or the respects in which they do not agree with the disclosure in this filing. After completing such review, Squar Milner concluded that it was not necessary to issue such a letter.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

99.1	Letter from Deloitte Guam dated December 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

BANKGUAM HOLDING COMPANY

Date: December 2, 2011	By:	/s/ LOURDES A. LEON GUERRERO
Lourdes A. Leon Guerrero,
President and Chief Executive Officer